Exhibit 10.3

AMENDMENT TO SCOTT F. HARTMAN

EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement of Scott F. Hartman is entered into as of the 20th day of December, 2006, by and between Scott F. Hartman (“Executive”) and NovaStar Financial, Inc., a Maryland corporation (the “Company”).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated September 30, 1996 (the “Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Agreement in the manner hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company agree as follows:

1.            The last sentence of subsection (b) under Section 7.A. of the Agreement is amended to read as follows:

“The Severance Amount shall be paid in a single lump sum (i) as soon as possible in event Executive’s employment shall be terminated by the Company other than for Cause or (ii) six months following Executive’s termination of employment due to Good Reason.”

2.            Subsection (d) under Section 7.A. of the Agreement is amended by striking the words: “. . . the expiration of three years” under the first sentence of said subsection (d) and by inserting in lieu thereof: “. . . December 31 of the second calendar year following the calendar year in which the termination of employment occurred”.

3.            Section 7.A. of the Agreement is hereby amended by adding the following new subsection (e) after the end of subsection (d):

(e)	SECTION 280G ADJUSTMENTS.

(i)          In the event that the Severance Amount and all other benefits provided for in this Agreement or otherwise payable to the Executive (excluding for this purpose any payments that may be made under this subsection (e)) (the “Company Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall pay to the Executive, at the time specified in subparagraph (ii) below, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any payments made pursuant to this subsection (e) and after deduction of any U.S. federal, state and local income or payroll tax on the payments made pursuant to this subsection (e), shall be equal to the Company Payments. For purposes of calculating the Gross-Up Payment, the Executive shall be deemed to pay income taxes at the highest applicable effective federal, state and local income tax marginal rates for the calendar year in which the Gross-Up Payment is to be made.

(ii)         Unless the Company and the Executive otherwise agree in writing, the determination of the Executive’s Excise Tax liability and the amount required to be paid under this subsection shall be made promptly in writing by the Company’s independent public accountants or such other tax experts as reasonably agreed to by the Company and the Executive (the “Accountants”) and such amount shall be paid to the Executive promptly, but not before 10 days after such determination. In the event that the Excise Tax incurred by the Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and the Executive agree to promptly pay such differential as the Accountants reasonably determine is appropriate, including interest and any tax penalties, to the other party. For purposes of making the calculations required by this subsection, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is “substantial authority” tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection. For purposes of the computations herein, the Accountants shall assume that the Executive’s income is subject to income taxes at the highest applicable effective Federal, state and local income tax marginal rates for the calendar year for which a particular computation relates.

(iii)        In the event of any proposed adjustment with the Internal Revenue Service (or other applicable taxing authority) with respect to the Excise Tax which would result in an increase in the amount of the Gross-Up Payment, the Executive shall permit the Company to control the issues related to the Excise Tax (at the Company’s expense), provided that such issues do not potentially adversely affect the Executive. In the event issues are interrelated, the Executive and the Company shall in good faith cooperate so as to not jeopardize resolution of either issue. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Employee and the Employee and the Employee’s representative shall cooperate with the Company and its representative.

4.            The last sentence of subsection (b) under Section 7.B. of the Agreement is amended to read as follows:

“The Severance Amount shall be paid in a single lump sum (i) as soon as possible in event Executive’s employment shall be terminated by the Company other than for Cause or (ii) six months following Executive’s termination of employment due to Good Reason.”

5.      A new Section 20 is added to read as follows:

20.          CODE SECTION 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the applicable U.S. Treasury regulations and other interpretative guidance issued thereunder. Notwithstanding any provision of the Agreement to the contrary, the Company may adopt such amendments to the Agreement or adopt other policies and procedures, or take any other actions, that the Company determines is necessary or appropriate to exempt any benefits under the Agreement from Section 409A of the Code and/or to preserve the intended tax treatment of the benefits provided hereunder, and/or to comply with the requirements of Section 409A and related U.S. Treasury guidance.

6.            Except as amended herein, all provisions of the Agreement shall remain and continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date first above written. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute an agreement.

NOVASTAR FINANCIAL, INC.

By	/s/ W. Lance Anderson
W. Lance Anderson

EMPLOYEE

/s/ Scott F. Hartman
Scott F. Hartman